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                                                                                                                        EXHIBIT 12
                                                      NIPSCO INDUSTRIES, INC.

                                                Ratio of Earnings to Fixed Charges


                                                                                                                      Twelve
                                                                                                                      Months
                                                                    Year Ended December 31,                           Ended
                                            --------------------------------------------------------------------- September 30,
                                                1990          1991          1992          1993          1994           1995
                                            ------------- ------------- ------------- ------------- ------------- ---------------
Earnings as defined in item 503(d) of
  Regulation S-K:
  Income before interest charges..........  $254,220,175  $255,952,543  $248,243,984  $261,422,078  $267,739,129    $280,131,118
Adjustments-
  Federal income taxes....................    55,494,310    67,012,826    61,556,504    89,021,967   100,320,953     117,455,537
  State income tax........................    13,422,937    11,277,178    11,700,316    13,132,078    15,398,420      17,518,793
  Deferred investment tax credit, net.....    31,688,553    (6,295,166)   (7,451,688)   (7,446,643)   (6,499,242)     (7,432,624)
  Deferred income taxes, net..............   (22,048,481)    6,768,760    14,503,060     2,122,294   (11,488,355)    (21,283,941)
  Federal and state income taxes
    included in other income..............       441,102    (3,240,751)   (3,323,671)   (5,537,170)  (16,332,753)    (17,577,000)
                                            ------------  ------------  ------------  ------------  ------------    ------------
                                            $333,218,596  $331,475,390  $325,228,505  $352,714,604  $349,138,152    $368,811,883
                                            ============  ============  ============  ============  ============    ============
Fixed charges as defined in item 503(d)
  of Regulation S-K:
  Interest on long-term debt..............  $108,823,151  $100,380,978  $ 87,660,094  $ 82,121,209  $ 78,292,155    $ 81,272,584
  Other Interest..........................     3,843,101     7,093,814     9,954,982     9,238,106    11,650,228      12,861,209
  Amortization of premium, reacquisition
    premium, discount and expense on
    debt, net.............................     3,586,135     3,404,385     3,322,908     3,582,624     3,897,151       4,310,115
  Interest portion of rent expense........     2,340,557     2,087,896     1,396,299     2,038,992     2,220,575       2,222,339
                                            ------------  ------------  ------------  ------------  ------------    ------------
                                            $118,592,944  $112,967,073  $102,334,283  $ 96,980,931  $ 96,060,109    $100,666,247
                                            ============  ============  ============  ============  ============    ============
Plus preferred stock dividends:
  Preferred dividend requirements
    of subsidiary.........................  $ 12,606,794  $ 11,686,276  $ 10,658,424  $ 10,341,006  $  9,912,759    $  9,118,271
Preferred dividend requirements factor....          1.56          1.52          1.52          l.54          1.47            1.49
                                            ------------  ------------  ------------  ------------  ------------    ------------
Preferred dividend requirements
  of subsidiary...........................    19,666,599    17,763,140    16,200,804    15,925,149    14,571,756      13,586,224
Fixed charges.............................   118,592,944   112,967,073   102,334,283    96,980,931    96,060,109     100,666,247
                                            ------------  ------------  ------------  ------------  ------------    ------------
                                            $138,259,543  $130,730,213  $118,535,087  $112,906,080  $110,631,865    $114,252,471
                                            ============  ============  ============  ============  ============    ============
Ratio of earnings to fixed charges........          2.41          2.54          2.74          3.12          3.16            3.23
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